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                                                                       EXHIBIT 6

                      SHAREHOLDERS AND PARTNERS AGREEMENT

          This Shareholders and Partners Agreement (the "Agreement") is made effective as of July 2, 1998 by and between Dallas Price ("Wife"), and David Price ("Husband").

                                   RECITALS

A. The parties hereto have entered into that certain Marital Settlement Agreement dated July 2, 1998 (the "Settlement Agreement"), concurrently herewith, in order to settle fully and completely their respective rights in and claims to all property, or business relationships, of whatever kind and nature now owned by them, or either of them, or which may hereafter be acquired by either of them, and the settlement of any and all other claims, past, present and future that each now has or may have against the other, his or her estate, executors, administrators, successors and assigns whether arising out of their material relationship or otherwise.

B. Among the property rights and claims to be divided pursuant to the Settlement Agreement are several ongoing business enterprises and real estate, including "Subchapter S" corporations, "C" corporations and partnerships, owned in whole or in part by the parties hereto and listed in Exhibit A hereto (the "Businesses"). The parties acknowledge that the provisions of this Agreement do not apply to National Golf Properties, Inc., except for the provisions of
Section 3, which shall apply.

C. Husband and Wife desire that before either party sells an interest in any of the Businesses (an "Ownership Interest") to a third party, that they each give the other the opportunity to purchase the interest to be sold pursuant to a right of first refusal; that no sale or other transfer by either of them invalidate the favorable tax treatment accorded to the Subchapter "S" corporations or jeopardize the favorable treatment as a "REIT" that one of the Businesses has.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

1.   Right of First Refusal.
     ----------------------

          (a)  Right of First Refusal. Subject to the terms and conditions
               ----------------------
specified in this Section 1, Husband and Wife shall each have a right of first refusal with respect to the future sale, or transfer of any portion of the other party's Ownership Interest in any of the Businesses (the "Offered Interest"). Husband and Wife further agree that any encumbrance of any such Ownership Interest will be made subject to this Right of First Refusal so that any encumbrance holder must, before it obtains an Ownership Interest pursuant to the exercise of any rights arising as a result of the encumbrance, offer the other party the opportunity to purchase such Ownership Interest for the amount of the encumbrance (including accrued interest and costs) and, if it does obtain an Ownership Interest, it must, before reselling such Ownership Interest, offer it to the other party pursuant to this Right of First Refusal. In the event a party proposes to sell or otherwise transfer such interest (the "Selling Party"), he or she must first give written notice (the "Right of First Refusal Notice"), to the other party (the "Other Party"), specifying as applicable (i) his or her intention to sell or transfer such Offered Interest to a third party, (ii) the name and
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address of the proposed purchaser(s) or recipient(s), (iii) the nature of
Offered Interest he or she proposes to sell, transfer or otherwise encumber,
(iv) the price for which the Offered Interest is proposed to be sold, transferred or encumbered, and (v) all other material terms and conditions of the proposed sale or transfer. Each party shall notify the other party if and when any Ownership Interest is encumbered, specifying the nature of the encumbrance, the party to whom the encumbrance is given and confirming such third parties' agreement to comply with the provisions hereof.

          Within thirty (30) days of receipt of the Right of First Refusal Notice, the Other Party may elect to purchase all of the Offered Interest at the price and on the terms and conditions set forth in the Right of First Refusal Notice by delivery of written notice to the Selling Party. Within sixty (60) days after delivery of such notice, the parties shall arrange for the delivery of payment to the Selling Party at the price as set forth in the Right of First Refusal Notice, the execution of the appropriate sale documents and the delivery of the appropriate transfer documents; and shall each use their best reasonable efforts to consummate the transaction as soon as reasonably possible thereafter.

          The Selling Party shall be entitled to sell or transfer the Offered Interest not purchased by the Other Party to the purchaser(s) named in the Right of First Refusal Notice at the price specified in the Right of First Refusal Notice and on the terms and conditions set forth in the Right of First Refusal Notice; provided, however, that such sale or transfer must be consummated within ninety (90) days from the date of the Right of First Refusal Notice.

          (b)  Revival of Right of First Offer and Right of First Refusal. If
               ----------------------------------------------------------
the Other Party does not exercise its Right of First Refusal and the Offered Interest is not sold to the specified third party within the 90 day period set forth above, the right of first refusal provided by this Section 1 shall be deemed to be revived and such Offered Interest shall not be sold or transferred to any third party unless first reoffered to the Other Party in accordance herewith.

2.   Maintaining Subchapter S Status.
     -------------------------------

          (a)  Preservation of Status. If requested by a party, the other party
               ----------------------
shall execute such documents and consents and shall cause any of the Businesses to execute such documents as are necessary in order to preserve the election, if the Business is designated on Exhibit A as a "Subchapter S Corporation", to be taxed as a Small Business Corporation under Subchapter S of the Internal Revenue Code (the "Subchapter S Election"). In order to prevent the inadvertent termination of the Subchapter S Election, the parties each agree to vote their shares, execute any necessary documents, take any other required action and otherwise exert their best efforts at all times in good faith to accomplish the objective of a Subchapter S Corporation in maintaining the Subchapter S Election, including taking actions with respect to Operations. If any documents evidencing such consent or other actions required for filing under the provisions of the Internal Revenue Code (the "Code") are required in order to effectuate such objectives, and if any party is unable or unwilling or otherwise fails to execute such documents or take such other action in a timely manner, then such party hereby irrevocably appoints any officer of any such corporation as such person's attorney-in-fact to execute such documents and to take such action in such person's place and stead.

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          (b)  No Gifts in Violation. Each party hereby covenants and agrees
               ---------------------
that, so long as this Agreement is in effect, such party shall not, by gift, bequest, sale or otherwise, transfer any shares to any person or entity whose ownership of such shares would cause any such Business' Subchapter S Election to terminate.

          (c)  Subchapter S Termination. The parties shall terminate or revoke
               ------------------------
any Subchapter S Election only in accordance with a determination to do so made by Board of Directors of the Subchapter S Corporation which would lose the Subchapter S status.

          (d)  Inadvertent Termination. If any Subchapter S Corporation's
               -----------------------
Subchapter S status is terminated inadvertently and such corporation wishes to obtain a ruling under Section 1362(f) of the Code, each party agrees to make any adjustments required pursuant to Section 1362(f)(4) of the Code and approved by such Subchapter S Corporation's Board of Directors. A party's obligation to make such adjustments shall continue after such shareholder has ceased to own stock in such Subchapter S Corporation and after this Agreement has terminated.

3.   Maintaining REIT Status.
     -----------------------

          (a)  Preservation of Status. In order to prevent the inadvertent
               ----------------------
termination of the status of National Golf Properties, Inc. ("NGP") as a Real Estate Investment Trust ("REIT") under the Code, the parties each agree to vote their shares in NGP or their partnership interest in National Golf Operating Partnership, L.P. ("NGOP"), execute any necessary documents, take any other required action and otherwise exert their best efforts at all times in good faith to accomplish the objective of maintaining NGP's REIT status. If any documents evidencing such consent or other actions required for filing under the provisions of the Code are required in order to effectuate such objectives, and if any party is unable or unwilling or otherwise fails to execute such documents or take such other action in a timely manner, then such party hereby irrevocably appoints any officer of NGP or general partner of NGOP as such person's attorney-in-fact to execute such documents and to take such action in such person's place and stead.

          (b)  No Gifts in Violation. Each party hereby covenants and agrees
               ---------------------
that, so long as this Agreement is in effect, such party shall not, by gift, bequest, sale or otherwise, transfer any shares of NGP or partnership interests of NGOP to any person or entity whose ownership, or percentage ownership, of such shares or partnership interests would cause the NGP's REIT status to terminate.

          (c)  Inadvertent Termination. If NGP's REIT status is terminated
               -----------------------
inadvertently, each party agrees to take such steps as NGP shall reasonably request of such party in order to reinstate such REIT status; provided that neither party shall be obligated to incur any significant expense to do so; and provided, further, that neither NGP nor NGOP nor any other person or entity shall be deemed a third party beneficiary hereof, or of Section 2 or Section 4 hereof, it being understood that the provisions of this Agreement are intended only for the benefit of the parties. A party's obligation to provide such cooperation shall continue after this Agreement has terminated.

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4.   Sale to a Competitor.
     --------------------

          (a)  Added Time. Wife acknowledges that if she desires to sell all or
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any part of her Ownership Interest in any of the Businesses to a "Competitor" of
any such Business (a "Sale to Competitor"), that the provisions of Section 1 (right of First Refusal) set forth above shall apply but that (i) Husband will have 60 days (instead of 30) after receipt of the Right of First Refusal Notice to elect to purchase all of the Offered Interest and (ii) Husband will have 90 days after delivery of such notice electing to make the purchase, instead of the 60 days otherwise provided for.

          (b)  Determination of Who Is A Competitor. The Business Decision
               ------------------------------------
Makers (the Board of Directors of such Business, if it is a corporation, equivalent governing body if it is not) shall promptly determine if any proposed transferee of an Ownership Interest is a "Competitor" after being requested to do so by either party. The other party agrees to use reasonable efforts to assist in obtaining a prompt decision from the Business Decision Makers on such issue.

5.   Dispute Resolution.
     ------------------

          (a) Any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including but not limited to tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter "Claims"), arising out of, in connection with, or in relation to
(i) the interpretation, performance or breach of this Agreement, (ii) the arbitrability of any Claims under this Agreement, or (iii) any relationship before, at the time of entering, during the term of, upon or after expiration or termination of this Agreement, by and among the parties, shall be resolved in accordance with a two-step dispute resolution process administered by JAMS/Endispute involving, first, mediation before a retired judge from the JAMS/Endispute panel, following, if necessary, by final and binding arbitration before the retired judge, or if requested by an aggrieved party, another retired judge from the JAMS/Endispute panel. Such dispute resolution process shall be confidential and shall be conducted in accordance with California Evidence Code
Section 1119.

          (b)  Mediation. In the event any Claim is not resolved by an informal
               ---------
negotiation between the Company and the aggrieved party within 30 days after the aggrieved party notifies the Company and other parties that a Claim exists, the matter shall be referred to the Los Angeles offices of JAMS/Endispute for an informal, non-binding mediation consisting of one or more conferences between the aggrieved parties in which a retired judge will seek to guide the aggrieved parties to a resolution of the Claims. The aggrieved parties shall select a mutually acceptable neutral from among the JAMS/Endispute panel of mediators. In the event the aggrieved parties cannot agree on a mediator, the Administrator of JAMS/Endispute will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the Claims are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) 30 days have elapsed since the Claim was first scheduled for mediation.

          (c)  Arbitration. Should any Claims remain after the completion of the
               -----------
mediation process described above, each party agrees to submit all remaining Claims to final and

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binding arbitration before one arbitrator administered by JAMS/Endispute in accordance with the then existing JAMS/Endispute Arbitration Rules. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the California Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this subparagraph
(c). The arbitrator shall render an award and a written, reasoned opinion in support thereof. Such award may include reasonable attorneys' fees to the prevailing party. Judgment upon the award may be entered in any court having jurisdiction thereof.

          (d)  Exclusivity. This dispute resolution procedure is intended to be
               -----------
the exclusive method of resolving any Claims arising out of or relating to this Agreement.

          (e)  Survival. This dispute resolution process shall survive the
               --------
termination of the Agreement. If any provision in the Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement. The parties expressly acknowledge that by signing this Agreement, they are giving up their respect right to a jury trial.

6.   Tag Along Rights
     ----------------

          (a) Neither party may sell or otherwise transfer in any transaction or series of related transactions (a "Sale") an amount which exceeds the lower of five percent (5%) or $2,500,000 of an Ownership Interest in any of the Businesses held by them at the time of such Sale without triggering application of this Section 6.

          (b) If any party (the "Selling Party"), intends to effect a Sale, such party shall give written notice (the "Seller's Notice"), to the other party (the "Recipient"), stating that the Selling Party intends to effect such a Sale, identifying the party who made the subject offer (the "Proposed Transferee"), specifying the size of the Ownership Interest proposed to be sold, transferred or otherwise affected under such offer (the "Sale Interest"), and specifying the per share or unit price and any other consideration that the Proposed Transferee has offered to pay for the Sale and all other terms of such offer (the "Sale Price and Terms"). A written copy of the offer shall be attached to the Seller's Notice.

          (c) The Recipient shall have the right upon written notice to the Selling Party within (10) business days after receiving the Seller's Notice, and the obligation following giving such notice, to participate on a pro rata basis (based on each party's then respective Ownership Interests) in the Selling Party's Sale at and upon the Sale Price and Terms.

          (d) The exercise or non-exercise of the right of a party to participate in one or more Sales made by the other party shall not adversely affect such party's rights to participate in subsequent Sales by the other party.

7.   Drag Along Rights.
     -----------------

          (a) If Husband agrees to engage in a Sale of at least 80% of the Ownership Interest in any Business then held by him in a bona fide arm's-length transaction with a third party, then Husband may elect to require Wife to vote affirmatively for the transaction and to sell

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to the proposed purchaser (the "Proposed Purchase") on a pro rata basis, her
Ownership Interest in such Business, concurrently with the Sale by Husband and at the same price and on the same terms.

          (b) Such election shall be made by Husband by delivering to Wife a written notice (the "Drag Along Notice') informing her of the material terms of the proposed Sale, including, without limitation, the identity of the Proposed Transferee, the number of shares or units of the Business proposed to be sold or otherwise transferred, the per share or unit price that the Proposed Transferee has offered to pay (the "Offered Price") and the scheduled closing date for the Sale transaction (the "Sale Date").

          (c) At least three (3) days prior to the Sale Date specified in the Drag Along Notice, Wife shall deliver to Husband certificate(s) evidencing the number of shares or unit of Business to be sold by Wife, duly endorsed for transfer to the Proposed Transferee. On the Sale Date, and provided that Husband consummates such Sale, Husband shall deliver to the Proposed Purchaser certificate(s) evidencing the sales of stock or units being sold by Wife and Husband against payment of the aggregate Offered Price therefor, and Husband shall promptly remit to Wife her share of such payments.

8.   Wife's Corporate Benefits. Husband agrees that he will use his best
     -------------------------
reasonable efforts to cause American Golf Corporation ("AGC") to continue to provide to Wife the following benefits that AGC is currently providing to her: for so long as Husband and Wife own, in the aggregate, greater than 50% of the equity of AGC, (in substantially the same amounts or such lower amounts as may be then provided to Husband and the other senior AGC officers) an office; secretarial assistance; gas credit cards for use in the AGC business; Hertz and Avis car rental cards for use in the AGC business; health insurance and medical liability coverage; Corporate American Express card for use in the AGC business; and car phones and hand held cellular phone expenses to the extent used for AGC business; and excess liability insurance. If, at any time, any of the Businesses provides a company car and expenses thereof to Husband, such Business will provide a similar automobile benefit to Wife.

9.   Directorships. Husband and Wife agree that each shall vote his or her
     -------------
shares in order to support the election of the other to the Board of Directors of any of the Businesses of which such party presently serves.

10.  Miscellaneous.
     -------------

          (a)  Integration. This Agreement, the Revocable Business Management
               -----------
Agreement (the "Other Agreement"), the Agreement Regarding Certain Jointly Owned Receivables, Taxes and Joint Payables and the Settlement Agreement represent the entire understanding of the parties with respect to the management of the Businesses and related matters and is intended to be a full, complete, final and integrated agreement between the parties hereto with respect to the subject matter hereof, superseding any other agreements or understandings between the parties entered into prior to the date of execution hereof with respect thereto. In the event of any conflict between this Agreement and the Other Agreement, this Agreement shall be followed.

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          (b)  Assignment. This Agreement may not be altered, amended or
               ----------
modified, except by an instrument in writing signed by both Husband and Wife.

          (c)  Headings. Paragraph headings and other titles contained in this
               --------
Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or meaning of this Agreement or any provision hereof.

          (d)  California Law. This Agreement shall be interpreted under and in
               --------------
accordance with the laws of the State of California.

          (e)  Continuation. In the event of a marital reconciliation between
               ------------
the parties hereto, this Agreement nevertheless shall continue in full force and effect until modified, altered or terminated by an agreement in writing signed by each of the parties hereto.

          (f)  Notice. All notices and demands of any kind which either party
               ------
hereto may be required to or desire to serve upon any other party hereto under the terms of this Agreement shall be in writing and shall be served upon such other party by personal service or by leaving a copy of such notice or demand at the address hereinafter set forth, whereupon such service shall be deemed complete, or by mailing a copy thereof by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

          If to Wife:         Dallas Price
                              14181 Alisal Lane
                              Santa Monica, CA 90402

          With a copy to:     Daniel J. Jaffe
                              Jaffe & Clemens
                              433 N. Camden Dr., Suite 100
                              Beverly Hills, CA  90210

          If to Husband:      David G. Price
                              2951 28th Street, Suite 300
                              Santa Monica, CA 90405

          With a copy to:     Latham & Watkins
                              633 West 5th Street
                              Los Angeles, CA 90071
                              Attn: Bruce Lederman

          In the case of service by mail, it shall be deemed complete on the date of delivery as shown on the addressee's registry or certification receipt, or at the expiration of the fifth calendar day after the date of mailing, whichever occurs first. The addresses to which notices and demands shall be delivered or sent may be changed from time to time by notice addressed as herein provided by any party upon all other parties.

          (g)  Full Force and Effect; Independent Application. If any provision
               ----------------------------------------------
of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired

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or invalidated in any way. If any provision of this Agreement is held by a court of competent jurisdiction to be too great in scope or duration, such provision shall be reformed by such court in order that it shall comply with the laws or regulations applicable to such provision. The provisions of Sections 1, 2, 3, 4, 6 and 7 shall each be applied independently to any sale, assignment or other transfer, so that, for example, the failure of a party to exercise such party's Right of First Refusal shall not affect such party's tag along rights; and the right to prevent the sale to a competitor shall be applied independently of the other rights or obligations hereunder.

          (h)  Binding on Successors. This Agreement is binding upon and shall
               ---------------------
inure to the benefit of the parties hereto and to their respective successors, assigns, personal representatives, heirs and legatees.

          (i)  Additional Documents. The parties hereto shall execute any
               --------------------
additional documents or amendments to documents and shall take any further actions that may be necessary to carry out the terms of this Agreement.

          (j)  Non-Complying Transfer Not Effective. Any transfer made without
               ------------------------------------
complying with the provisions hereof shall be null and void and of no force and effect, and any transferee of the Offered Interest who obtains an interest other than in full compliance with the provisions of this Agreement shall, in any event, take subject to the provisions of this Agreement.

          (k)  Term. This Agreement shall terminate, on a Business by Business
               ----
basis, as to any of the Businesses, on the first to occur of the following: (i) the expiration of 10 years from the execution date hereof; or (ii) the sale or transfer by one party of all of such party's interest in any such Business.

          (l)  Counterparts. This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (m)  NGOP Conversions. Other than Section 3 hereof, which shall apply,
               ----------------
nothing contained herein shall prevent Wife from converting her partnership interest in NGOP into shares of NGP in accordance with the rights associated with that partnership interest.

          (n)  Financial Reports. Wife shall be entitled to receive copies of
               -----------------
the financial statements and tax returns prepared in the ordinary course of business of the Businesses within a reasonable time, and shall have the right, upon notice to the applicable Business(es) to review, at her expense, the books and records thereof.

                           (SIGNATURE PAGE FOLLOWS)

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          IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.


                                   /s/ Dallas Price
                                   _______________________________
                                   Dallas Price


                                   /s/ David G. Price
                                   _______________________________
                                   David G. Price

Approved as to form:

Jaffe & Clemens


By:___________________________
     Daniel J. Jaffe
     Attorney for Wife

Latham & Watkins



By:___________________________
     Bruce R. Lederman
     Attorney for Husband

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